UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 22, 2011

Date of Report (Date of

earliest event reported)

Poniard Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington	0-16614	91-1261311
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7000 Shoreline Court, Suite 270, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

(650) 583-3774

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Market

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 19, 2011, the Company received a letter from the Nasdaq Listing Qualifications Staff (the “Staff”) advising that the Company has not regained compliance with the $1.00 per share minimum bid price requirement of Nasdaq Listing Rule 5550(a)(2) and, unless the Company requests an appeal of this determination by July 26, 2011, the Company’s common stock will be delisted from The Nasdaq Capital Market on July 28, 2011. The Company intends to submit a hearing request on or before July 26, 2011 to the Nasdaq Hearings Panel (the “Panel”), which request will stay the delisting of the Company’s common stock pending the Panel’s decision.

At the Panel hearing, the Company will be required to present a plan to regain compliance with the minimum bid price requirement. The Panel will rule on whether to grant conditional listing for up to 180 days following the Staff determination in order for the Company to complete such plan. There can be no assurance that the Company’s appeal with be successful or on the timeline presented or that the Company’s plan of compliance, if accepted by Nasdaq, will be successfully implemented.

Section 5 – Corporate Governance and Management

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the reconvened 2011 Annual Meeting of Shareholders held on July 22, 2011, the Company’s shareholders voted on a proposal to approve the amendment of the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split of the Company’s outstanding common stock at a ratio between 1-for-15 and 1-for-25, as determined by the Company’s board of directors. The affirmative vote of a majority of the Company’s shares outstanding and entitled to vote was required to approve the proposal. An insufficient number of votes were received to approve the proposal, as reflected by the following voting results:

For	Against	Abstain
29,073,294	2,375,838	291,527

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poniard Pharmaceuticals, Inc.

Dated: July 25, 2011	By:	/s/ Michael K. Jackson
Name: Michael K, Jackson
Title: Interim Chief Financial Officer